EXHIBIT 99.2

    PRESS RELEASE



       Bio-Rad Laboratories Reports Second Quarter Financial Results -
           Company Reports Growth Across Both Business Segments

    HERCULES, CA - July 28, 2003 - Bio-Rad Laboratories, Inc. (AMEX:BIO and BIO.B), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced that second quarter net sales increased by 13.4 percent to $243.5 million compared to $214.7 million in the same period last year. Net income for the quarter grew
    29.1 percent to $21.0 million compared to $16.2 million in the second quarter of 2002.

         Net sales for the first two quarters grew by 15.2 percent to $489.5 million as compared to the same period last year. Normalizing for the impact of currency effects, six month year-over-year growth was 5.3 percent. At 57.0 percent, gross margin for the first two quarters was down slightly compared to 57.3 percent in the same period of 2002. Net income for the six-month period was $47.3 million, or $1.87 per share, a 33.6 percent increase compared to the $35.0 million, or $1.40 per share reported in the corresponding period of last year.

          Second Quarter Highlights

          - Overall Company sales grew by 13.4 percent for the quarter, or by 4.0 percent on a currency-neutral basis.
          - Second quarter basic earnings were up 27.7 percent to $0.83 per share, or $0.80 per share on a diluted basis,compared to basic earnings per share of $0.65 and diluted earnings per share of $0.62 in the second quarter of last year.
          - For the quarter, sales increased by 13.9 percent for the Clinical Diagnostics segment and by 13.5 percent for the Life Science segment compared to second quarter 2002 results.

         The Clinical Diagnostics segment reported sales of $127.3 million for the quarter, a 13.9 percent increase as compared to the same quarter last year. Exclusive of currency effects, this growth was due to solid performance in several areas including quality controls, blood virus screening, and diabetes monitoring. During the quarter, the Company began introduction of its new D-10(TM) diabetes testing system and received FDA clearance for its Aspergillus test, which is the first such test available in the U.S. market.

         The Life Science segment's sales grew in the second quarter by 13.5 percent to $114.3 million as compared to the same period last year. Apart from currency, the drivers of growth in this segment were the nucleic acid amplification, microarray, and electrophoresis product categories, as well as products directed at biopharmaceutical production.


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         "We are pleased to report solid financial performance for the quarter, balanced across our Life Science and Clinical Diagnostics segments" said Norman Schwartz,President and Chief Executive Officer. "During the second half of the year, our focus will be on the introduction of a number of new products, improving operating efficiencies and restructuring our financing."

         The Company recently announced a tender offer and consent solicitation for its remaining $88.7 million 11 5/8% senior subordinated notes due 2007. In addition, Bio-Rad is currently in discussions with a bank syndicate to amend and restate its credit facility to provide for a $150 million revolving facility.

         Management will discuss these results in a conference call at 5:30 a.m. PT (8:30 a.m. ET) July 28, 2003. Interested parties can access the call by dialing (800) 967-7134, or by accessing the web cast at http://www.bio-rad.com. A replay of the call will be available at
    (719)457-0820, access number 234822, for 3 days following the call, and the web cast can be accessed at http://www.bio-rad.com for 30 days.

         Bio-Rad Laboratories, Inc. (www.bio-rad.com) is a multinational manufacturer and distributor of life science research products and clinical diagnostics. It is based in Hercules, California, and serves more than 70,000 research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

         Various statements made within this press release may constitute "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company's expectations.

                       Bio-Rad Laboratories, Inc.
                          Second Quarter 2003
               Condensed Consolidated Statements of Income

                  (in thousands, except per share data)
                             (unaudited)

                                   Three Months         Six Months
                                  Ended June 30,      Ended June 30,
                                  2003      2002      2003      2002
                                  ----      ----      ----      ----

    Net Sales                   $243,507  $214,660  $489,476   $424,842
    Cost of Goods Sold           107,103    92,386   210,359    181,228
                                --------  --------  --------   --------
    Gross Profit                 136,404   122,274   279,117    243,614


    Selling, General and
      Administrative Expense      79,026    69,486   156,185    135,222
    Product Research and
      Development Expense         22,731    19,806    44,119     40,047
    Interest Expense               3,696     5,982     8,347     11,536
    Foreign Exchange Losses, net     554     2,059     1,323      2,809
    Other (Income) Expense, net     (880)     (489)   (1,484)       962
                                --------  --------  --------   --------
    Income Before Taxes           31,277    25,430    70,627     53,038

    Provision for income taxes   (10,321)   (9,198)  (23,307)   (18,033)
                                --------  --------  --------   --------
    Net Income                   $20,956   $16,232   $47,320    $35,005
                                ========  ========  ========   ========

    Basic earnings per share       $0.83     $0.65     $1.87      $1.40
                                ========  ========  ========   ========
    Weighted average common       25,386    25,098    25,336     25,015
      shares                    ========  ========  ========   ========
    Diluted earnings per share     $0.80     $0.62     $1.81      $1.35
                                ========  ========  ========   ========
    Adjusted weighted average     26,341    26,085    26,214     25,951
      shares                    ========  ========  ========  =========


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